UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/08/2004

SPEEDWAY MOTORSPORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-13582

DE	51-0363307
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5555 Concord Parkway South, Concord, NC 28027
(Address of Principal Executive Offices, Including Zip Code)

704-455-3239
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

(a)        Adoption of Form Stock Option Agreements. On December 8, 2004, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of Speedway Motorsports, Inc. (the "Registrant") approved the forms of Incentive Stock Option Agreement (the "ISO Agreement") and Nonstatutory Stock Option Agreement (the "NSO Agreement") to be used by the Registrant under its 2004 Stock Incentive Plan (the "2004 Plan").
The 2004 Plan was adopted by the Board and became effective on February 18, 2004, subject to shareholder approval. The Registrant's stockholders approved the 2004 Plan on April 21, 2004 at the Registrant's 2004 Annual Meeting of Stockholders. The stock options and underlying shares of the Registrant's common stock to be awarded under the 2004 Plan were registered pursuant to a Registration Statement on Form S-8 (the "Registration Statement") filed by the Registrant with the Securities and Exchange Commission (the "SEC") on April 28, 2004 (File No. 333-114965). The 2004 Plan has been filed with the SEC as Exhibit 4.1 to the Registration Statement. The ISO Agreement is attached hereto as Exhibit 99.1 and the NSO Agreement is attached hereto as Exhibit 99.2.
Under the terms of the ISO Agreement, employees, directors, consultants and other individuals who provide services to the Registrant (each, an "Optionee") and who are selected by the Committee to receive an award of incentive stock options based on criteria outlined in the 2004 Plan are entitled to receive incentive stock options ("Incentive Options") to purchase shares of the Registrant's common stock. The Incentive Options to be granted under the 2004 Plan pursuant to the ISO Agreement are intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The ISO Agreement provides that an Optionee may exercise an Incentive Option granted to it under the 2004 Plan by paying a stated exercise price (to be determined by the Committee) prior to the expiration of the option period (to be determined by the Committee, not to exceed ten years from the date of the ISO Agreement). The Incentive Options are to vest in accordance with a vesting schedule to be determined by the Board. The ISO Agreement also contains a number of customary conditions and restrictions relating to the vesting of Incentive Options and the exercise of Incentive Options under the 2004 Plan.
Under the terms of the NSO Agreement, Optionees who are selected by the Committee to receive an award of nonstatutory stock options (i.e., those that are not intended to be an incentive stock option under Section 422 of the Code) based on criteria outlined in the 2004 Plan are entitled to receive nonstatutory stock options ("Nonstatutory Options") to purchase shares of the Registrant's common stock. The NSO Agreement provides that an Optionee may exercise Nonstatutory Options granted to it under the 2004 Plan by paying a stated exercise price (to be determined by the Committee) prior to the expiration of the option period (to be determined by the Committee, not to exceed ten years from the date of the NSO Agreement). The Nonstatutory Options are to vest in accordance with a vesting schedule to be determined by the Board. The NSO Agreement also contains a number of customary conditions and restrictions relating to the vesting of Nonstatutory Options and the exercise of Nonstatutory Options under the 2004 Plan.
The Committee also approved the grant of stock options to several participants consistent with the terms and conditions of the 2004 Plan.
(b)        Approval of Cash Bonuses. Also on December 8, 2004, the Committee approved payment of cash bonuses to certain of its executive officers under the Registrant's executive bonus plan (the "Bonus Plan"). The Bonus Plan established a potential bonus pool for the payment of year-end cash bonuses to officers and other key personnel based on 2004 performance and operating results. Under the Bonus Plan, the Committee established revenue and profit target levels as incentives for superior individual, group and company performance. Each participant was eligible to receive a discretionary bonus based upon individually established subjective performance goals. The Committee approved cash bonuses for 2004 to the following executive officers in the amounts stated below:

Name of Officer:        Amount of Cash Bonus:

O. Bruton Smith         $1,000,000

Chairman and Chief Executive Officer

H.A. Wheeler            $550,000
President and Chief Operating Officer

William R. Brooks       $400,000

Vice President, Treasurer, and Chief Financial Officer

Marcus G. Smith         $532,000 (expected)
Executive Vice President of National Sales and Marketing

Under the Plan, the Committee's criteria for payment of the 2004 year-end cash bonus to Mr. O. Bruton Smith included three components: (i) the Registrant's meeting target return on average equity; (ii) Mr. Smith's reduction of his debt to the Registrant; and (iii) the Registrant's reported earnings meeting or exceeding the Registrant's publicly-announced guidance. The 2004 year-end cash bonuses paid to Mr. H.A. Wheeler and Mr. William R. Brooks were based on the achievement of 2004 performance and operating results targets and were discretionary on the part of the Committee. The cash bonus paid to Mr. Marcus Smith will be based on meeting or exceeding certain sales goals for the calendar year 2004.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits.

Exhibit Number                Description

99.1*                        Form of Incentive Stock Option Agreement under 2004 Stock Incentive Plan

99.2*                        Form of Nonstatutory Stock Option Agreement under 2004 Stock Incentive Plan

* denotes management contract or compensatory plan

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

Date: December 14, 2004.	By:	/s/ Marylaurel E. Wilks
Marylaurel E. Wilks
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1
EX-99.2